For immediate release Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. ANNOUNCES APPOINTMENT
OF TIMOTHY J. RYAN TO AUDIT COMMITTEE IN RESPONSE
TO DEFICIENCY LETTER FROM NASDAQ

CARLSBAD, CA – January 2, 2009, Rubio’s Restaurants, Inc. (NASDAQ: RUBO) today announced that it received a letter from the staff of the Nasdaq Stock Market indicating that it was not in compliance with Marketplace Rule 4350, which requires a company’s audit committee to consist of at least three independent directors.  The Company’s audit committee was reduced to two independent directors following the previously announced resignation of Mr. Jack W. Goodall from the Company’s Board of Directors on December 12, 2008.  Under Rule 4350, Nasdaq has provided the Company with a cure period in order to regain compliance.  The Company has until the earlier of its next annual stockholder’s meeting (or June 10, 2009, if the Company’s next annual stockholder’s meeting is held before June 10, 2009) or December 12, 2009 to regain compliance.

The Company’s Board of Directors, effective December 30, 2008, appointed Mr. Timothy J. Ryan to the audit committee.  Mr. Ryan has served as one of the Company’s directors since April 1999.  In making this appointment, the Company’s Board determined that Mr. Ryan satisfied the independent director criteria required by Nasdaq and the Securities and Exchange Commission for purposes of serving on the audit committee. With the appointment of Mr. Ryan to the audit committee, the Company believes that it has regained compliance with Rule 4350, and it is in the process of providing the necessary information to Nasdaq to evidence its compliance with this rule.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill(R). The first Rubio's was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and Rubio's uses canola oil with zero grams trans fat per serving. The menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex(R) offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 180 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at http://www.rubios.com.

Safe Harbor Disclosure

Some of the information in this press release may contain forward-looking statements regarding future events or the future financial performance of the Company. Actual results may differ substantially from any such forward looking statements as a result of various factors, many of which are beyond the Company’s control.  A discussion of the risks and uncertainties facing the Company are set forth in the Company’s filings with the SEC including, without limitation, in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.